                                                                  EXHIBIT 11.1

                          CINEPLEX ODEON CORPORATION

                STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

          (Calculated in accordance with Canadian generally accepted accounting principles)

                  (In U.S. dollars, except number of shares)

                                                          3 months ended               3 months ended
                                                          March 31, 1996               March 31, 1995
                                                        --------------------       --------------------
        Basic
        -------

        Net loss (B)                                             ($7,157,000)             ($15,109,000)
                                                        ====================       ====================
        Weighted average outstanding common and
        subordinate restricted voting sh                         123,551,000               114,747,000
                                                        ====================       ===================

        Loss per share (B/C)                                          ($0.06)                   ($0.13)
                                                        ====================        ==================

        Fully Diluted
        -------------
        Net loss                                                 ($7,157,000)             ($15,109,000)

        Imputed interest on stock options converted
         at beginning of year (net of income tax                           0 (1)                     0 (1)
         of nil)
                                                        --------------------        ------------------
        Adjusted net loss (E)                                    ($7,157,000)             ($15,109,000)
                                                        ====================        ==================


        Weighted average outstanding shares
        - after all conversions (F)                              123,551,000 (2)           114,747,000 (2)
                                                        ====================        ==================

        Loss per share (E/F)                                          ($0.06)                 ($0.13)
                                                        ====================        ==================


(1) Imputed interest calculations would be anti-dilutive and therefore have been excluded in calculations.

(2) Inclusion of conversions would be anti-dilutive and therefore are excluded in calculations. Weighted average outstanding shares after all conversions would be 131,384,000 for the 3 months ended March 31, 1996 and 122,620,000 for the 3 months ended March 31, 1995.